UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2012

Atomic Paintball, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-52856	75-2942917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Blvd., Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2012, Steven W. Weathers resigned as a director of the Company.  There were no disagreements between Mr. Weathers and our Company that led to his resignation.

On March 16, 2012, Messrs John Stone and Doug Schmidt were elected by the board to serve as directors of the Company.

Doug Schmidt is a successful entrepreneur with a keen sense for discovering what’s next and the ability to bring together the right resources to take ideas from concept to market. His business success has provided more time to focus on philanthropic endeavors in education and healthcare. With a focus on companies that are transformative, transparent and forward thinking, he seeks businesses focused on growth, innovation, and long-term relationship building.

With his Business Administration degree in hand from North Carolina University, Doug moved to New York City in 1989. Doug’s financial prowess is derived from 15 years on Wall Street as an analyst, chief operating officer, director of institutional equity sales with Merrill Lynch, Furman Selz and ING Barings.

In 2004 Doug made the transition from finance to business start-ups focusing on healthcare, technology, media and telecom. Doug was one of the first to recognize the need to turn non-profits towards social networking capabilities to enhance their corporate identity and boost their strategic marketing and exposure. His work with UCARE, a social network focused on “do-gooders” was one of the first to market and helped spawn the International Children’s Television Network. The ICTN developed the first indigenous children's television program for the Indian Sub-continent with help from the same creative team behind the Muppets, Sesame Street, and Dr. Seuss.

Recognizing what was next in Retail Investing, Doug joined MUNCmedia where he ran operations and corporate development. MUNCmedia was the first Information Media NetworkTM with over 97 million retail investors spanning over hundreds of newspapers, financial magazines and portals with partnerships among most major exchanges.

Today, Doug is a director or advisor to several start-up companies and thought leaders in emerging media including; MUNCmedia, CloudProviderUSA, One Planet Education, and Enliken. Doug also works with E-line Ventures, the pioneering educational online and platform-based gaming group backed by the Gates and MacArthur Foundations.

The only thing Doug is more passionate about than business is his 4 year- old son, J.D. Doug is an avid runner and currently lives on the Upper West Side of New York City.

John Stone serves as Senior Vice President – Operations and Finance of White Rock Commercial.  Mr. Stone is responsible for structuring, underwriting, and financing its investment and development opportunities.  He also directs the construction management activities.

His immediate prior experience was with The Broe Companies, Inc. in Denver, Colorado.  Broe is a billion dollar Investment Company with investments in real estate, transportation and energy. He focused on Broe’s large scale mixed-use property acquisition, entitlement, development and disposition activities.  He was responsible for the acquisition, full entitlement and development of a 1,400 acre property near Denver, which included over 200 acres of retail and commercial uses, over 2,000 residential units and over 600 acres of light and heavy industrial uses.  Full build-out value of that project is over $1 billion.

Prior to Broe, Stone spent 8 years with Hillwood, a large commercial real estate developer based in Dallas, Texas owned by Ross Perot, Jr.  His most recent Hillwood experience includes Alliance California, which included the redevelopment of the 2,000 acre former Norton Air Force Base in San Bernardino, California into a modern master planned multimodal industrial development. The project includes over 10 million square feet of space planned and is valued at over $500M.  He was responsible for deal structuring, public funding efforts, and infrastructure development, in addition to working on all financial aspects, risk management and environmental due diligence of this major brownfield project.  His other projects included the assembly of land for Hillwood’s Victory (American Airlines Center) project in downtown Dallas.

Prior to his role within Hillwood’s commercial activities, Stone served as Controller at Hillwood for four years.  His role during this time focused on the financial analysis and structuring of new property acquisitions and land development valued at over $100 million and involving over 1,000 acres of activity.  He also coordinated all banking relationships and treasury functions.
Prior to Hillwood, he worked for Coopers & Lybrand (currently PriceWaterhouseCoopers) in their audit group, where he oversaw audits of companies in an array of industries, focusing on real estate and financial services.

Stone received a MBA from Southern Methodist University and a BBA in accounting from Texas A&M University.  He is a Certified Public Accountant (CPA®) and is a member of the American Institute of Certified Public Accountants (AICPA), Urban Land Institute (ULI), National Association of Industrial and Office & Properties (NAIOP) and International Council of Shopping Centers (ICSC).

Item 8.01	Other Events

On March 16, 2012, the Board of Directors approved and ratified the Company’s pursuing of a change in the Company’s business to a financial services and social networking company.  Further, the Board of Directors approved and ratified the Company’s pursuing of a change in the Company’s name to Social Club Financial.  Both items will be brought to a vote for the shareholders at an upcoming Shareholder’s Meeting, the time and date of which will be announced shortly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOMIC PAINTBALL, INC.

Date: March 20, 2012	By:/s/ Darren C. Dunckel
Darren C. Dunckel, Chief Executive Officer

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